Exhibit 10.1

AMENDMENT NO. 3 TO LOAN AGREEMENT

This Amendment No. 3 to Loan Agreement (this "Amendment"), is made and entered into as of April 26, 2011 between BANK OF AMERICA, N.A., a national banking association ("Bank") and KEY TECHNOLOGY, INC., an Oregon corporation ("Borrower").

W I T N E S S E T H:

WHEREAS, pursuant to a Loan Agreement dated as of December 10, 2008, Bank agreed to make credit facilities in the aggregate principal sum of $16,400,000.00 available to Borrower (the "Loan").

WHEREAS, the Loan Agreement was amended by Amendment No. 1 to Loan Agreement dated February 16, 2009 and Amendment No. 2 to Loan Agreement dated September 30, 2009.  The Loan Agreement, the First Amendment, the Second Amendment and this Amendment are hereinafter collectively referred to as “Loan Agreement.”

NOW, THEREFORE, the parties hereto mutually agree to modify the Loan Agreement as hereinafter provided, and do hereby covenant and agree as follows:

1.             Definitions.  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Loan Agreement.

2.             Amendments.  The Loan Agreement is hereby amended as follows:

2.1           Paragraph 1.2 of the Loan Agreement is hereby amended to read in its entirety as follows:

“Availability Period.

The line of credit is available between the date of this Amendment and September 30, 2014, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").”

2.2           Subparagraph 1.4(a) of the Loan Agreement is hereby amended to read in its entirety as follows:

"The Applicable Rate shall be the following amounts per annum, based upon the Funded Debt to EBITDA Ratio (as defined in Paragraph 8.4 of the Agreement, the "Financial Test"), as set forth in the most recent compliance certificate received by the Bank as required in the Covenants section.  Until the Bank receives the first compliance certificate, the Applicable Rate shall be the amounts indicated for pricing level 2 set forth below:

Applicable Rate (in percentage points per annum)

Pricing Level	Funded Debt to EBITDA Ratio	Prime Rate
1	Less than 1.5:1.0	Minus one- quarter of one percent (-.25%)
2	1.5:1.0 or greater	Plus zero percent (0.0%)

The Applicable Rate shall be in effect on the first day of the month following the Bank's receipt of the most recent compliance certificate until the first day of the month following receipt of the next compliance certificate; provided, however, that if the Borrower fails to timely deliver the next compliance certificate, the Applicable Rate from the date such compliance certificate was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Financial Test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  The Bank’s acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement.  The Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations."

2.3           The last sentence of Subparagraph 1.5(a) of the Loan Agreement is hereby amended and replaced in its entirety as follows:

"The Applicable Rate shall be the following amounts per annum, based upon the Funded Debt to EBITDA Ratio (as defined in Paragraph 8.4 of the Agreement, the "Financial Test"), as set forth in the most recent compliance certificate received by the Bank as required in the Covenants section.  Until the Bank receives the first compliance certificate, the Applicable Rate shall be the amounts indicated for pricing level 2 set forth below:

Applicable Rate (in percentage points per annum)

Pricing Level	Funded Debt to EBITDA Ratio	BBA LIBOR Rate (Adjusted Periodically)
1	Less than 1.5:1.0	Plus one and one-half percent (1.50%)
2	1.5:1.0 or greater	Plus one and three-quarters percent (1.75%)

The Applicable Rate shall be in effect on the first day of the month following the Bank's receipt of the most recent compliance certificate until the first day of the month following receipt of the next compliance certificate; provided, however, that if the Borrower fails to timely deliver the next compliance certificate, the Applicable Rate from the date such compliance certificate was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Financial Test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  The Bank’s acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement.  The Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations."

2.4           Subparagraph 3.1(c) of the Loan Agreement is hereby amended to read in its entirety as follows:

“(c) Unused Commitment Fee.   The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period.  If the Pricing Level is Level 1 (as defined above), the fee will be calculated at one-fifth of one (0.20%) percent per year.  If the Pricing Level is Level 2 (as defined above), the fee will be calculated at one-quarter of one (0.25%) percent per year. This fee is payable quarterly, in arrears, on the first day of January, April, July and October each year.”

2.5           The following Subparagraph 3.1(h) is hereby amended to read in its entirety as follows:

“(h) Facility No. 1 Renewal Fee.  Borrower agrees to pay an up-front Facility Renewal Fee of Fifteen Thousand and No/100 Dollars ($15,000.00) in connection with the Facility No. 1 Commitment.”

2.6   The following new Subparagraph 8.2(d) is hereby added as follows:

"(d)  Within one hundred twenty (120) days following the end of each calendar year Borrower's self-prepared annual consolidating budget."

3.             Conditions.  This Amendment is effective as of April 26, 2011.  On or before May 16, 2011, Borrower will deliver to Bank the following items, in form and content acceptable to the Bank:

3.1           Payment by the Borrower of the $15,000.00 fee described in Paragraph 2.5 above.

3.2           Payment by the Borrower of all costs, expenses and attorneys' fees incurred by the Bank in connection with this Amendment.

4.            Representations and Warranties.  When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event of default which is, or with notice or lapse of time or both would be, a default under the Loan Documents except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank; (b) the representations and warranties in the Loan Documents are true as of the date of this Amendment as if made on the date of this Amendment; (c) this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers; (d) this Amendment does not conflict with any law, agreement, or obligations by which the Borrower is bound; and (e) if the Borrower is a business entity or a trust, this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.

5.            Effect of Amendment.  Except as herein expressly changed, all terms, covenants and provisions of the Loan Documents, as amended, remain in full force and effect and are hereby expressly ratified and confirmed by the parties hereto. Upon execution of this Amendment by any party, such party's signature may be provided to Bank by facsimile transmission.  Any signatures provided by facsimile transmission shall be deemed originals and may be relied upon by Bank.

6.            Counterparts.  This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

This Amendment is executed as of the date stated at the top of the first page.

BANK: BANK OF AMERICA, N.A., a national banking association By: /s/ Christopher Swindell Its: Senior Vice President	BORROWER: KEY TECHNOLOGY, INC., an Oregon corporation By: /s/ John J. Ehren Its: Senior Vice President & Chief Financial Officer
Address where notices to the Bank are to be sent: GCIB Credit Services 1075 Main Street, 2nd Floor Waltham, MA 02451 Facsimile:(866)495-4535	Address where notices to the Borrower are to be sent: 150 Avery Street Walla Walla, Washington 99362